Exhibit 4.2

GANKIT CORPORATION

PROMISSORY NOTE
April 11, 2012	$50,000.00

FOR VALUE RECEIVED, GankIt Corporation, a Nevada corporation (the “Company”), promises to pay to the order of Hillsmere S.A. or its permitted assigns, transferees and successors as provided herein (the “Holder”), or as the Holder may direct, at such location as the Holder may designate,  Fifty  Thousand  Dollars  and  Zero  Cents  ($50,000.00) plus  simple  interest  on  such principal amount from the date of this Promissory Note (the “Note”) at an annual interest rate equal to fifteen percent (15%).

Interest will be computed on the basis of a year of 365 days for the actual number of days elapsed from the date of this Note. The number of days used to compute the interest will include the first day but exclude the last day during which any principal is outstanding.

ARTICLE I.

THE NOTE & SECURITY INTEREST

Section 1.01  This Note is issued by the Company on April 11, 2012 (the “Issuance Date”).  On April 11, 2012, Holder hereof made advances to the Company in the aggregate amount of $50,000.00.

Section  1.02  As  security  for  the  due  performance  and  payment  of  Company's obligation under this Note, Company has granted to Holder a security interest in any and all of the assets, properties, goods, inventory, equipment, furniture, fixtures, leases, supplies, records, money, documents, instruments, chattel paper, accounts, intellectual property rights (including but not limited to, copyrights, moral rights, patents, patent applications, trademarks, service marks, trade names, trade secrets) and other general intangibles, whether owned by Company on the date of this Note or hereafter acquired, and all proceeds thereof.

ARTICLE II.

PRINCIPAL AND INTEREST PAYMENTS.

Section 2.01  The entire principal amount of this Note together with accrued and unpaid interest thereon will be due and payable on April 10, 2013 (the “Repayment Date”).

Section 2.02  The principal and interest on this Note will be payable in the lawful currency of the United States of America by wire transfer or other such immediately available funds and without set-off or counterclaim, free and clear of and without deduction for any present or future taxes, restrictions or conditions of any nature.

Section 2.03 All payments under this Note prior to demand or acceleration will be applied first, to any and all costs, expenses or charges then owed by the Company to the Holder, second, to accrued and unpaid interest, and third, to the unpaid principal balance. All payments so received after demand or acceleration will be applied in such manner as the Holder may determine in its sole and absolute discretion.

Section 2.04     Whenever any payment on this Note is stated to be due on a day which is not a business day, the payment will be made on the next succeeding business day and the extension of time will be included in the computation of the payment of interest of this Note.

Section 2.05     Overdue principal and interest will bear interest at a rate equal to the greater of (i) twenty-five percent (25%) or  (ii) the highest rate permitted by applicable law. Overdue principal and interest will be payable on demand.

Section 2.06  This Note may be prepaid at any time.

ARTICLE III. DEFAULT; ACCELERATION

The occurrence of any one or more of the following events with respect to the Company constitutes an event of default hereunder (“Event of Default”):

Section 3.01     The Company fails to pay: (a) the principal of this Note or the accrued interest thereon when due; or (b) the principal or the accrued interest on any other obligation of the Company to the Holder when due.

Section 3.02     The   Company   breaches,   in   any   materially   respect,   any   covenant, representation or warranty in this Note or the term of any other existing instrument or agreement between the Company and the Holder.

Section 3.03     The Company (a) voluntarily becomes subject to any proceeding under the Bankruptcy Code or any similar remedy under state statutory or common law, or (b) admits in writing its inability to pay debts generally as they become due.

Section 3.04     Within  60  days  after  the  commencement  of  proceedings  against  the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation (a) such action has not been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or (b) the stay of any such order or proceedings has been set aside, or, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, the appointment has not been vacated.

Section 3.05     Any litigation is commenced against the Company by a person other than Holder, any of its affiliates, or any person acting in concert with them, if: (a) the damages sought are in excess of $250,000.

Section 3.06    The Company  defaults under any  instrument or  agreement between the Company and any third party evidencing indebtedness of the Company in excess of $250,000.

Upon the occurrence of an Event of Default under this Note, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall become immediately due and payable regardless of any prior forbearance and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. The Holder may exercise any and all rights and remedies available to the Holder under applicable law, including, without limitation, the right to collect from the Company all amounts due under this Note.

ARTICLE IV. MISCELLANEOUS

Section 4.01     The Company waives diligence, presentment, protest, demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, and any payment under it, may be extended by the Holder from time to time without in any way affecting the liability of the Company.

Section 4.02     Any term of this Note may be amended or waived only with the written consent of the Company and the Holder; provided, however, that, in no event shall the principal amount of this Note be amended without the written consent of the Holder of this Note. By acceptance hereof, the Holder acknowledges that in the event consent is obtained pursuant to the foregoing sentence, any  term of  this Note  (other than  the  principal  amount  thereof) may  be amended  or  waived  with  or  without  the  consent  of  the  Holder.  Any  amendment  or  waiver effectuated in accordance with this Section 4.02 shall be binding upon the Company, the Holder and each transferee of this Note.

Section 4.03     All rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs and administrators of the parties. As used in this Note, the Company includes any corporation, partnership, Limited Liability Company or other entity that succeeds to or assumes the obligations of the Company under this Note. “Holder” means any person who is at the time the registered holder of this Note.

Section 4.04     The Company agrees to reimburse the Holder for all attorneys’ fees and expenses incurred by the Holder in connection with the collection and enforcement of this Note.

Section 4.05     The rights and remedies of the Holder under this Note and as may otherwise be available at law or in equity are cumulative and concurrent and at the sole discretion of the Holder may be pursued singly, successively or together and exercised as often as the Holder desires.

Section 4.06     This Note will be governed in accordance with the laws of the State of Texas. Section 4.07Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid.

Section 4.08     Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of this Note, the Company, at its expense, will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

Section 4.09     If one   or   more   provisions  of  this  Note   are  held  unenforceable under applicable law, the unenforceable provision  will be excluded from  this Note  and the balance of this Note  will be interpreted as if such provision  were so excluded and will be enforceable  in accordance with its terms. The  parties to this Note  agree to replace any void or unenforceable provision  of this Note  with a valid and enforceable  provision  that will achieve, to the extent  possible,  the economic, business and other  purposes  of the void or unenforceable provision.

IN WITNESS WHEREOF, the Company has executed this Note by its duly authorized officer as of the date and year first written above.

Gankit Corporation
By:  John W. Arnold
Chairman  and President